SETTLEMENT & GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement ("Agreement") is made by and between E. Robert Gates, as well as a company controlled by E. Robert Gates, MB Consulting Services,LLC (collectively hereinafter referred to as "Gates") and All State Properties Holdings Inc.("ATPT")
Gates, Belmont and ATPT will hereinafter be referred to as the "Parties."

R E C I T A L S

WHEREAS, Gates was for a time employed by ATPT until his employment terminated on July 09,2012 (the "Termination Date");

WHEREAS, Gates and ATPT (together "the Parties") wish permanently to resolve all disputes that exist or may exist between them in the future arising out of Gates's employment with ATPT and the termination thereof;

NOW, THEREFORE, for and in consideration of the promises and undertakings described below, the Parties agree as follows:

A G R E E M E N T

1. Stock. Within five (5) business days, Gates shall return any and all shares held by MB Consulting Services, LLC. Such stock shall be returned to the offices of ATPT.

2. Consultation/Assistance. Gates agrees that for the three (3) month period following the Termination Date, he will make himself available to consult with and assist ATPT as ATPT may reasonably request from time to time.

3. General Release. Gates and ATPT hereby fully and forever releases, waives, discharges and promises not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings against each other or any of ATPT's current and former officers, directors, attorneys, shareholders, predecessor, successor, affiliated or related companies, agents, employees and assignees thereof (collectively, the "Company"), with respect to any

ERG

and all liabilities, claims, demands, contracts, debts, obligations and causes of action of any nature, kind, and description, whether in law, equity or otherwise, whether or not now known or ascertained, which currently do or may exist, including without limitation any matter, cause or claim arising out of or related to facts or events occurring prior to the Effective Date of this Agreement, and/or arising from and relating to Gates's employment with ATPT or the termination therefrom, including, but not limited to any claims for unpaid wages, severance, benefits, penalties, breach of contract, breach of the covenant of good faith and fair dealing, infliction of emotional distress and misrepresentation.

4. No Other Pending Claims. Gates hereby represents and warrants that he has neither filed nor served any claim, demand, suit or legal proceeding against the Company.

5. No Prior Assignments. Gates hereby represents and warrants that he has not assigned or transferred, or purported to assign or transfer, to any third person or entity any claim, right, liability, demand, obligation, expense, action or causes of action being waived or released pursuant to this Agreement.

6. Severability. If any provision, or portion thereof, of this Agreement shall for any reason be held to be invalid or unenforceable or to be contrary to public policy or any law, then the remainder of the Agreement shall not be affected thereby.

FOR GATES	FOR ATPT
E Robert Gates, CEO	[signature]
Name Date	Name Date
July 31, 2012	August 1, 2012